Exhibit 99.2

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Sale of New York City Communities

Atlanta, Tuesday, September 23, 2014 – Post Properties, Inc. (NYSE: PPS) announced today that it has closed the sale of its Post Luminaria™ and Post Toscana™ apartment communities, located in New York, NY, for a total gross sales price of $270 million.

Post Luminaria™ was completed in 2002, and contains 138 apartment units and approximately 9,400 square feet of retail space. Post Luminaria™ was owned in a consolidated joint venture in which the Company held a 68% interest. Post Toscana™ was completed in 2003 and contains 199 apartment units and approximately 11,700 square feet of retail space. The buyer was not disclosed. Eastdil Secured acted as broker on the transaction.

A portion of the net proceeds from the sales were used to prepay approximately $82.6 million of secured mortgage indebtedness encumbering the assets and related prepayment premiums totaling approximately $13.0 million. After closing costs and expenses, debt prepayments and distributions of the Company’s share of the net proceeds received from the sale of Post Luminaria™, Post expects to retain approximately $141 million of net cash proceeds from the sales of the two communities.

In the third quarter of 2014, the Company expects to report a net gain on the sale of these assets of approximately $127 million, or approximately $2.33 per diluted share, and a loss on the early extinguishment of debt of approximately $12.3 million, or approximately $0.23 per diluted share, relating to debt prepayment premiums paid and the write off of unamortized deferred financing costs, each net of non-controlling interests in the Post Luminaria™ joint venture.

About Post Properties

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 22,259 apartment units in 58 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,201 apartment units in four communities currently under development or in lease-up.